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                                                                     Exhibit 4.5

THIS SHARE EXCHANGE AGREEMENT is made as of October 20, 2003:

Between: AMARANTH L.L.C., constituted under the laws of Delaware, having its registered office at One American Lane, Greenwich, Connecticut, 06831 (the "HOLDER");


and: TELESYSTEM INTERNATIONAL WIRELESS INC., constituted under the laws of Canada, having its registered office at 1250 Rene-Levesque Street West, Montreal, Quebec, H3B 4W8 ("TIW");


WHEREAS the Holder is the beneficial owner of 1,009,300 ordinary Class A shares (the "SHARES") in the share capital of ClearWave N.V. ("ClearWave");

WHEREAS the Holder wishes to exchange the Shares for common shares in the share capital of TIW, and TIW wishes to issue common shares in its share capital in exchange for the Shares, the whole upon the terms and conditions set forth below;

NOW, THEREFORE, THE PARTIES AGREE as follows:


                                    SECTION 1

                                 SHARE EXCHANGE

1.1    SHARE EXCHANGE - The Holder hereby agrees to transfer the Shares to
       TIW, and TIW hereby agrees to issue common shares of its share capital to the Seller in exchange for the Shares, on the earlier of (i) two business days after the date on which both conditions precedent provided at Sections 2.1.1 and 2.1.2 have been satisfied and (ii) November 5, 2003, or such other date as the parties may agree to in writing (the "CLOSING DATE").

1.2 EXCHANGE RATIO - For each Share transferred by the Holder to TIW, TIW shall issue in exchange 1.362 common shares of its share capital, for an aggregate of 1,374,666 common shares (the "TIW SHARES").

                                    SECTION 2

                              CONDITIONS PRECEDENT

2.1 CONDITIONS PRECEDENT IN FAVOUR OF HOLDER - It shall be a condition precedent to the obligations under section 1 hereof of the Holder to exchange the Shares that:

       2.1.1 on or before the Closing Date, TIW will have obtained conditional listing approval and acceptance of the private placement notice from the Toronto Stock Exchange (the "TSX") for the issuance of 1,374,666 TIW Shares to the Holder under section 1 hereof;


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       2.1.2   on or before the Closing Date, the Commission des Valeurs
               mobilieres du Quebec ("CVMQ") will not have objected to the information filed by TIW under Section 12 of the Securities Act (Quebec) (the "QUEBEC ACT") and section 115 of the regulation respecting security (Quebec) (the "QUEBEC REGULATION") in connection with the issuance of the TIW Shares or, if the CVMQ has objected to the information filed by TIW and required the filing of a prospectus to qualify the issuance of the TIW Shares, TIW will have filed such prospectus with the CVMQ on or before the Closing Date;

       2.1.3 all of the representations and warranties provided in section 4 hereof shall be accurate as of the Closing Date as if made on the Closing Date.

2.2 CONDITIONS PRECEDENT IN FAVOUR OF TIW - It shall be a condition precedent to the obligations under section 1 hereof of TIW to issue the TIW Shares in exchange for the Shares that:

       2.2.1 on or before the Closing Date, TIW will have obtained conditional listing approval and acceptance of the private placement notice from the TSX for the issuance of 1,374,666TIW Shares to the Holder under section 1 hereof;

       2.2.2 on or before the Closing Date, the CVMQ will not have objected to the information filed by TIW under Section 12 of the Quebec Act and section 115 of the Quebec Regulation in connection with the issuance of the TIW Shares or, if the CVMQ has objected to the information filed by TIW and required the filing of a prospectus to qualify the issuance of the TIW Shares, TIW will have filed such prospectus with the CVMQ on or before the Closing Date;

       2.2.3 on or before the Closing Date, TIW shall have received formal written confirmation from BMO Nesbitt Burns (the "HOLDER BROKER"), that it holds, on behalf of the Holder, the Shares through The Canadian Depositary for Securities ("CDS") and that it will, on the Closing Date, take reasonable steps within its power to effect the transfer of the Shares through CDS's system, to the credit of the CDS's participant broker that TIW will have identified and given notice of, prior to the Closing Date (the "TIW BROKER"), it being understood that TIW and/or the TIW Broker may be required to take appropriate measures of their own to complete the transfer of the Shares through CDS's system;

       2.2.4 all of the representations and warranties provided in section 5 hereof shall be accurate as of the Closing Date as if made on the Closing Date.

2.3 FAILURE TO MEET CONDITIONS PRECEDENT - Should any of the conditions precedent stipulated above in favour of one of the parties not be met within the time allowed, such party shall be released from its obligations to complete the share exchange as herein contemplated, save and except for its obligations under section 6.4 hereof, without prejudice to any other rights that it may have in law or by contract.


                                    SECTION 3

                                     CLOSING

3.1 TRANSFER OF OWNERSHIP OF THE SHARES - On the Closing Date, the Holder shall instruct the Holder Broker to transfer electronically the Shares, through CDS, to the account of the TIW Broker, for credit on the Closing Date.


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3.2    ISSUANCE OF TIW SHARES - Concurrently with the actions taken by the
       Holder pursuant to section 3.1 hereof, TIW shall deliver to the Holder a share certificate representing 1,374,666 fully paid and non-assessable TIW Shares registered in the name of the Holder.

                                    SECTION 4

                      REPRESENTATIONS AND WARRANTIES OF TIW

       TIW hereby represents and warrants to the Holder as follows:

4.1 EXISTENCE - TIW is a corporation incorporated and existing under the Canada Business Corporations Act.

4.2 POWER, CAPACITY AND AUTHORITY - TIW has full power and capacity to enter into and perform its obligations under this Agreement and TIW has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement.

4.3 BINDING OBLIGATIONS - This Agreement constitutes the legal, valid and binding obligation of TIW, enforceable against TIW in accordance with its terms.

4.4 DULY ISSUED TIW SHARES - The TIW Shares, when issued as provided in this Agreement, will be issued as fully paid and non-assessable common shares of TIW.

4.5 AUTHORIZED CAPITAL - The authorized capital of TIW consists of an unlimited number of common shares and an unlimited number of preferred shares of which at the date hereof, and prior to giving effect to the issue of the TIW Shares, 93,522,460 common shares and 35,000,000 series 1 non-voting preferred shares are issued and outstanding.

4.6 REPORTING ISSUER - TIW is subject to the continuous disclosure requirements under securities laws, rules and regulations in the Provinces of Canada where TIW is a reporting issuer (the "CANADIAN SECURITIES LAWS") and is not on the list of defaulting reporting issuers maintained under the Ontario Securities Act or the Quebec Securities Act.

4.7 LISTING - The common shares of TIW are listed and posted for trading on the TSX and on the Nasdaq SmallCap Market ("Nasdaq").

4.8 HART-SCOTT-RODINO FILING - TIW shall cooperate with the Holder in complying with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including filing, upon the Holder's request, any Premerger Notification and Report Form required of TIW with the Federal Trade Commission and the Department of Justice.

4.9 NO BREACH - The execution, delivery, performance and compliance of or with the terms of this agreement by TIW, and the issuance and sale of the TIW Shares by TIW, does not and will not result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time or both, would result in, a breach of or constitute a default under, any term or provision of the constating documents, by-laws or resolutions of TIW or any material mortgage, note, indenture, contract, agreement, instrument,


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       lease or other material document to which TIW is a party or by which it is bound, or any material judgment, decree, order, statute, rule or regulation applicable to TIW.

4.10 CONDITIONAL LISTING - TIW will use commercially reasonable efforts to obtain the acceptance for listing of the TIW Shares on the TSX as soon as possible.

4.11 QUALIFYING ISSUER - TIW is a qualifying issuer as defined in Multilateral Instrument 45-102 - Resale of Securities and is, and will have been for the four months preceding the Closing Date, a reporting issuer in the provinces of Ontario and Quebec.

4.12 FOREIGN ISSUER - TIW is a "foreign issuer" within the meaning of Regulation S and agrees to notify the Holder as soon as practicable upon it becoming a "domestic issuer", as those terms are defined in Regulation S.

4.13 FREELY-TRADEABLE SHARES - Subject to the truth and accuracy of the Holder's and TIW's representations and warranties set forth in sections 4 and 5 hereof, respectively, the TIW Shares will be freely transferable on the TSX through an appropriately registered dealer in Canada, provided that (i) the Holder complies with the resale requirements set forth in section 2.6(3) of Multilateral Instrument 45-102 - Resale of Securities and (ii) the legend set forth in section 5.10 hereof contained on the certificate representing the TIW Shares has been removed in accordance with the procedures set forth in sections 5.11 and 5.12 hereof.

4.14 PRIVATE OFFERING - Subject to the truth and accuracy of the Holder's representations and warranties set forth in section 5 hereof, the offer, sale and issuance by TIW of the TIW Shares pursuant to this Agreement is exempt from the registration requirements of the U.S. Securities Act of 1933 (the "1933 Act"). None of TIW, its subsidiaries or any person acting on its or their behalf has offered or will offer to sell any of the TIW Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) or in any manner involving a public offering within the meaning of
       Section 4(2) of the 1933 Act.

4.15 OWNERSHIP - TIW beneficially owns, directly or indirectly, in excess of 20% of the ordinary Class A shares of ClearWave.


                                    SECTION 5

                  REPRESENTATIONS AND WARRANTIES OF THE HOLDER

       The Holder hereby represents and warrants to TIW as follows:

5.1 EXISTENCE - The Holder is a limited liability company incorporated and existing under the laws of Delaware.


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5.2    POWER, CAPACITY AND AUTHORITY - The Holder has full power and capacity to enter into and perform its obligations under this Agreement and the Holder has taken all necessary actions to authorize the execution, delivery and performance of this Agreement.

5.3 BINDING OBLIGATION - This Agreement constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms.

5.4 OWNERSHIP OF SHARES - The Holder is the sole beneficial owner of the Shares with good and marketable title thereto. The Shares are fully paid, free and clear of any pledges, mortgages, liens, charges, options, pre-emption rights, claims or other encumbrances of any kind whatsoever, whether absolute or contingent.

5.5 REGULATORY FILINGS - If required by any applicable securities laws or regulations, the Holder will assist TIW in filing such reports, undertakings and other documents with respect to the exchange of the Shares and the issue of the TIW Shares as may be required by any relevant securities commission or other regulatory authority, it being understood that the Holder is entering into this Agreement with the understanding that the TSX will not impose any hold period for the resale of the TIW Shares by the Holder.

5.6 RESALE IN ACCORDANCE WITH CANADIAN SECURITIES LAWS - The Holder will not resell the TIW Shares in Canada except in accordance with Canadian Securities Laws.

5.7 NO REGISTRATION UNDER THE 1933 ACT - The Holder acknowledges that the TIW Shares are "restricted securities" and have not been and will not be registered under the 1933 Act or the securities laws of any state of the United States and may not be offered or sold, directly or indirectly, in the United States or to, or for the account or benefit of, a U.S. Person (as defined in Rule 902(k) of Regulation S promulgated under the 1933
       Act) unless registered under the 1933 Act or an exemption from such registration requirements is available, and in any event in compliance with applicable state securities or "blue sky" laws and that TIW's reliance on such exemption is predicated on the Holder's representations set forth herein.

5.8 RESALE IN ACCORDANCE WITH U.S. SECURITIES LAWS - The Holder acknowledges that the TIW Shares may be resold without registration under the 1933 Act only in certain limited circumstances if an exemption from registration under the 1933 Act is available. In this respect, the Holder represents that it is acquiring such securities for its own account for investment and not with a view to distribution in violation of the 1933 Act and that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the 1933 Act. The Holder further understands that TIW has no obligation to file a registration statement with respect to the TIW Shares.

5.9 ACCREDITED INVESTOR - The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act. By reason of the Holder's business and financial experience, sophistication and knowledge, the Holder is capable of evaluating the risks and merits of the investment made pursuant to this Agreement and can bear the economic risks of its investment. In this regard, it acknowledges that it has been afforded (i) access to information about TIW and its subsidiaries and associates and TIW's financial condition, operations, business, property, management and prospects sufficient to enable it to evaluate its investment in the TIW Shares and (ii) the opportunity to ask questions as it deems

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       necessary of, and to receive answers from, representatives of TIW concerning the terms and conditions of the exchange of the Shares for TIW Shares and the merits and risks of investing in the TIW Shares.

5.10 LEGENDS - To the extent applicable, each certificate or other document evidencing any of the TIW Shares shall, for so long as required by applicable law, be endorsed with the legends substantially in the form set forth below: "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED." A NEW CERTIFICATE BEARING NO LEGEND MAY BE OBTAINED FROM COMPUTERSHARE TRUST COMPANY OF CANADA UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT.

5.11   REMOVAL OF LEGENDS PURSUANT TO RULE 144 - The legend set forth in section 5.10 hereof will be removed by delivery of substitute certificate(s) without such legend (i) with respect to shares that have been registered pursuant to the 1933 Act, (ii) with respect to shares that have been sold in reliance on and in accordance with Rule 144 under the 1933 Act, or (iii) if the holder has delivered to TIW's transfer agent and TIW a copy of a letter from the staff of the United States Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to TIW and its counsel, to the effect that such legend is not required for purposes of the 1933 Act. In the event of a sale or other disposition by the Holder pursuant to Rule 144 under the 1933 Act (other than pursuant to Rule 144(k)) of shares received by the Holder under this Agreement, the Holder will supply TIW with evidence of compliance with such Rule, in the form of a letter substantially in the form of Annex I to this Agreement. TIW may instruct its transfer agent to withhold the transfer of any shares disposed of by the Holder pursuant to Rule 144 under the 1933 Act (other than pursuant to Rule 144(k)), but upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the shares sold as indicated in the letter.

5.12   REMOVAL OF LEGENDS PURSUANT TO REGULATION S - The legend set forth in section 5.10 hereof will be removed by delivery of substitute certificate(s) without such legend in connection with a sale made pursuant to Rule 904 of Regulation S under the 1933 Act upon delivery of the certificate representing the TIW Shares so sold and a duly executed declaration, in a form satisfactory to TIW's transfer agent and TIW, to the effect that:


          (a) the sale of the securities represented thereby is being made in compliance with Rule 904 of Regulation S under the 1933 Act; and

          (b)  certifying that:

               (i) the offer of such securities was not made to a person in the United States and either (x) at the time the buy order was originated, the buyer was outside the United States, or the Holder and any person acting on his behalf reasonably believe that the buyer was outside the United States, or (y) the transaction was executed in, on or through the facilities of the Toronto Stock Exchange and neither the Holder nor any person

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                      acting on his behalf knows that the transaction has been
                      prearranged with a buyer in the United States;

               (ii) neither the Holder nor any person acting on his behalf engaged in any directed selling efforts in connection with the offer and sale of such securities;

               (iii) the sale is bona fide and not for the purpose of "washing off" resale restrictions imposed because the securities are "restricted securities"; and

               (iv) the sale is not a transaction or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration requirement of the 1933 Act.

       Terms used in this section 5.12 have the meanings given to them by Regulation S under the 1933 Act.

                                    SECTION 6

                                  MISCELLANEOUS

6.1 MOST FAVOURED NATION TREATMENT - If, at any time within 180 calendar days from the date of this Agreement, TIW directly or indirectly acquires ordinary Class A shares in the share capital of ClearWave or other securities of ClearWave derived from those ordinary Class A shares ("ClearWave Shares") from another holder of ClearWave Shares in circumstances where (i) in the case where the ClearWave Shares are acquired by TIW in exchange for common shares of TIW, the exchange ratio is more favorable to the vendor of ClearWave Shares than the exchange ratio specified under Section 1.2 herein (as adjusted to reflect any stock-split, consolidation or similar events affecting the share capital of TIW or ClearWave) or (ii) in the case where the ClearWave Shares are acquired for cash, or a combination of common shares of TIW and cash, the value of the consideration received for the ClearWave Shares, if translated into a number of common shares of TIW using the volume weighted average trading price of TIW's common shares on the TSX during the 15 trading days ended on the third trading day prior to the completion of such transaction (or on Nasdaq, whichever organized market has the greater volume of trades on TIW's common shares during such period), would result in an exchange ratio for the ClearWave Shares more favorable to the vendor of the ClearWave Shares than that specified under
       Section 1.2 herein (as adjusted to reflect any stock-split, consolidation or similar events affecting the share capital of TIW or ClearWave) (each such transaction hereinafter referred to as a "Premium Acquisition" and the effective exchange ratio of common shares of TIW per ClearWave Share in each such Premium Acquisition hereinafter referred to as a "Premium Exchange Ratio"), then TIW shall (a) immediately notify the Holder of such Premium Acquisition and the terms of the Premium Acquisition (including the consideration provided therein) and shall, as soon as practicable thereafter, provide the Holder with any documentation evidencing the Premium Acquisition, and (b) within 30 days of TIW completing the Premium Acquisition, TIW shall deliver to the Holder an additional number of common shares of TIW equal to the product of (i) the number of ClearWave Shares transferred to TIW pursuant to this Agreement, and (ii) the positive difference, if any, between (A) the Premium Exchange Ratio, and (B) the exchange ratio of common shares of TIW per ClearWave Share specified under Section 1.2. If there shall occur within 180 calendar days of the date of this Agreement a reclassification of the common shares of TIW, an exchange of the common shares of TIW into other shares or other securities


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       of TIW or another entity, a consolidation, amalgamation or merger of TIW with or into another entity (a "Reorganization Event"), the Holder who is entitled to receive common shares of TIW under this Section shall be entitled to receive and shall accept, in lieu of common shares of TIW, such other securities which the Holder would have been entitled to receive as a result of such event had the Holder been a holder of common shares of TIW, provided that such other securities are listed on a recognized stock exchange and provided that the securities delivered to the Holder are freely tradeable. For the avoidance of doubt, in calculating the number of securities the Holder is entitled to receive upon a Premium Acquisition in the context of a Reorganization Event, the method applied for TIW's common shares under Section 6.1(ii) shall be used mutatis mutandis.

6.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES - The representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and the purchase and sale of the Shares for a period of 180 calendar days following the date of this Agreement.

6.3    PROVISION OF INFORMATION - At any time when TIW is neither subject to
       Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "1934 Act"), nor exempt from the filing requirements of the 1934 Act pursuant to Rule 12g3-2(b) thereunder, TIW agrees to furnish holders and prospective purchasers of TIW Shares with the information required by Rule 144A(d)(4) under the 1933 Act.

6.1 VALIDITY OF AGREEMENT - Nothing in this Agreement shall prejudice or affect the validity and enforceability of this Agreement and the parties hereto irrevocably waive any objection which they may have now or hereafter in any court or judicial or quasi-judicial proceedings with regard to the unenforceability or illegality of any of the transactions contemplated hereby or their respective terms. Each of the parties hereto undertakes in its own name to sign any document and take any measure which is necessary in order to give full effect to its obligations under the provisions of this Agreement.

6.2 AMENDMENTS - This Agreement may only be amended, modified, supplemented, varied or replaced by a document in writing executed by both parties.

6.3 ASSIGNMENT - A party may not assign or transfer this Agreement or any of its rights or obligations thereunder without the prior written consent of the other party.

6.4 CONFIDENTIALITY - The parties acknowledge having signed a letter dated August 1, 2003, pertaining to the treatment of confidential information under Canadian and American securities laws, which forms an integral part hereof. The parties further acknowledge that the terms and conditions of this Agreement are strictly confidential and agree to hold such terms and conditions in strict confidence and not to disclose them to any person, except as may be otherwise permitted by this Agreement or required by law (including without limitation any order of a court of competent jurisdiction) or by the rules of any recognized stock exchange, or governmental or other regulatory body, other than their respective shareholders, employees and representatives, it being understood that the disclosing party shall have the obligation to inform any person to whom the terms and conditions of this Agreement are disclosed of the confidential nature thereof.

       TIW covenants not to enter into, and not to permit any of its affiliates to enter into, any confidentiality arrangements in respect of a direct or indirect acquisition of ClearWave Shares which might prevent TIW from complying with its obligations under section 6.1.


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6.5    COUNTERPART - This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall, when taken together, constitute one and the same instrument.

6.6 TIME OF ESSENCE - Each date, time or period referred to in this Agreement is of the essence. If any of the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

6.7 EXPENSES - The Holder and TIW shall each be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and execution of this Agreement and the finalization of the transactions contemplated hereby, provided however that TIW shall be responsible for all expenses relating to the fulfillment of the conditions provided in sections 2.1.1 and 2.1.2 hereof.

6.8 ENTIRE AGREEMENT - Subject to Section 6.4, This Agreement and each document referred to in it constitutes the entire agreement and supersedes any previous agreements between the parties relating to the subject matter of this Agreement.

6.9 GOVERNING LAW AND JURISDICTION - This agreement will be governed by and construed in accordance with the laws of the Province of Quebec, without giving effect to any choice of law or conflicting provision or rule (whether of the Province of Quebec, or any other jurisdiction) that would cause the laws of any jurisdiction other than the Province of Quebec to be applied. In furtherance of the foregoing, the law of the Province of Quebec will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any legal action or proceeding with respect to this Agreement or any related document may be brought exclusively in the courts of the Province of Quebec, and by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property and assets, generally and unconditionally the jurisdiction of the aforesaid courts.

The parties have requested that this Agreement and any related documents be drawn up and executed only in the English language. Les parties ont exige que la presente convention ainsi que les documents afferents soient rediges et executes en langue anglaise seulement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written.



                   AMARANTH L.L.C

           By:
                   -------------------------------------------------------------
                   Name:
                   Title:


                                       9

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                   TELESYSTEM INTERNATIONAL WIRELESS INC.

           By:
                   -------------------------------------------------------------
                   Name:
                   Title:

                                     ANNEX I

                             FORM OF RULE 144 LETTER

Telesystem International Wireless Inc.
1250 Rene-Levesque Street West
Montreal, Quebec
H3B 4W8

On      , the undersigned sold the securities of Telesystem International
Wireless Inc. ("TIW") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the Share Exchange Agreement dated as of October 20, 2003 between TIW and the undersigned.

Based upon the most recent report or statement filed by TIW with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the U.S. Securities Act of 1933, as amended (the "1933 Act").

The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the 1933 Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.



                                         Very truly yours,

Dated:


      [Space to be provided for description of securities.]


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